Exhibit 3.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

NOTICE OF THE ANNUAL GENERAL MEETING

IMPORTANT NOTICE

In light of the epidemic situation of COVID-19 and to safeguard shareholders’ health and safety, the Company encourages shareholders to consider appointing the chairman of the annual general meeting as his/her proxy to vote on the resolutions, instead of attending the annual general meeting in person.

In accordance with the Joint Statement in relation to General Meetings in light of the Prevention and Control of Disease (Prohibition on Group Gathering) Regulation issued by the Securities and Futures Commission of Hong Kong and the Stock Exchange on 1 April 2020, the Company will take all practicable precautions to ensure the health and safety of shareholders attending the annual general meeting, including but not limited to mandatory screening of body temperatures, requiring attendees to bring and wear their own surgical masks, physical distancing, no beverage service, no handing out of gifts, restricting the number of non-shareholder attendees, and prohibiting persons under quarantine or in contravention of the above precautions from entering the venue. The directors of the Company may attend the annual general meeting remotely through video or telephone conference facilities.

The Company will continue to monitor the epidemic situation of COVID-19 and may alter the annual general meeting arrangements at short notice. Shareholders are advised to check any future announcement(s) which the Company may publish on the websites of the Stock Exchange and the Company.

Notice is hereby given that the Annual General Meeting of China Mobile Limited (the “Company”) will be held in the Conference Room, JW Marriott Hotel Hong Kong, Pacific Place, 88 Queensway, Hong Kong on Wednesday, 20 May 2020 at 10:00 a.m. for the following purposes:

1.	To receive and consider the audited financial statements and the Reports of the Directors and Auditors of the Company and its subsidiaries for the year ended 31 December 2019.

2.	To declare a final dividend for the year ended 31 December 2019.

3.	To re-elect executive director.

4.	To re-elect independent non-executive directors.

5.

To re-appoint PricewaterhouseCoopers and PricewaterhouseCoopers Zhong Tian LLP as the auditors of the Group for Hong Kong financial reporting and U.S. financial reporting purposes, respectively, and to authorize the Board of Directors of the Company (the “Board”) to fix their remuneration.

And to consider and, if thought fit, to pass the following as ordinary resolutions:

ORDINARY RESOLUTIONS

6.	“THAT:

(a)

subject to paragraph (b) below, the exercise by the Board during the Relevant Period (as defined below) of all the powers of the Company to buy back shares in the capital of the Company including any form of depositary receipt representing the right to receive such shares (“ Shares ”) be and is hereby generally and unconditionally approved;

(b)

the aggregate number of Shares which may be bought back on The Stock Exchange of Hong Kong Limited (the “Stock Exchange”) or any other stock exchange on which securities of the Company may be listed and which is recognized for this purpose by the Securities and Futures Commission of Hong Kong and the Stock Exchange pursuant to the approval in paragraph (a) above shall not exceed or represent more than 10 per cent. of the number of issued shares of the Company at the date of passing this resolution, and the said approval shall be limited accordingly;

(c)	for the purpose of this resolution “Relevant Period” means the period from the passing of this resolution until whichever is the earlier of:

(1)	the conclusion of the next annual general meeting of the Company; or

(2)	the expiration of the period within which the next annual general meeting of the Company is required by law to be held; or

(3)	the revocation or variation of the authority given under this resolution by ordinary resolution of the shareholders of the Company in general meeting.”

7.

“THAT a general mandate be and is hereby unconditionally given to the Board to exercise full powers of the Company to allot, issue and deal with additional shares in the Company (including the making and granting of offers, agreements and options which might require shares to be allotted, whether during the continuance of such mandate or thereafter) provided that, otherwise than pursuant to (i) a rights issue where shares are offered to shareholders on a fixed record date in proportion to their then holdings of shares; (ii) the exercise of options granted under any share option scheme adopted by the Company; or (iii) any scrip dividend or similar arrangement providing for the allotment of shares in lieu of the whole or part of a dividend in accordance with the articles of association of the Company, the aggregate number of the shares allotted shall not exceed the aggregate of:

(a)	20 per cent. of the number of issued shares of the Company at the date of passing this resolution, plus

(b)

(if the Board are so authorized by a separate ordinary resolution of the shareholders of the Company) the number of Shares bought back by the Company subsequent to the passing of this resolution (up to a maximum equivalent to 10 per cent. of the number of issued shares of the Company at the date of passing this resolution).

Such mandate shall expire at the earlier of:

(1)	the conclusion of the next annual general meeting of the Company; or

(2)	the expiration of the period within which the next annual general meeting of the Company is required by law to be held; or

(3)	the date of any revocation or variation of the mandate given under this resolution by ordinary resolution of the shareholders of the Company at a general meeting.”

8.

“THAT the Board be and are hereby authorized to exercise the powers of the Company referred to in the resolution set out in item 7 in the notice of the annual general meeting in respect of the shares of the Company referred to in paragraph (b) of such resolution.”

9.

“THAT conditional on the Stock Exchange granting approval of the listing of and permission to deal in shares of the Company which fall to be allotted and issued (the “Option Shares”) pursuant to the exercise of any share options granted (the “Share Options”) under the share option scheme proposed to be adopted by the Company (the “Share Option Scheme”), the Share Option Scheme be and is hereby approved to be a share option scheme for the Company and the Board (or a duly authorized committee thereof or such other committee as the Board may authorize) be and is hereby authorized to do all such acts and to enter into all such transactions, arrangements and agreements as may be necessary or desirable in order to give full effect to the Share Option Scheme, including but not limited to:

(a)	granting Share Options during the term of the Share Option Scheme and cancelling Share Options in accordance with the terms of the Share Option Scheme;
(b)	allotting and issuing Option Shares pursuant to the exercise of Share Options in accordance with the terms of the Share Option Scheme;

(c)

modifying and/or amending the Share Option Scheme from time to time provided that such modification and/or amendment is effected in accordance with the terms of the Share Option Scheme relating to the modification and/or amendment thereof and is subject to the requirements of the Rules Governing the Listing of Securities on the Stock Exchange (the “Listing Rules”);

(d)	applying at the appropriate time or times to the Stock Exchange for approval of the listing of and permission to deal in all or part of the Option Shares; and

(e)	acting as the executive body of the Share Option Scheme, and being responsible for its implementation and administration.”

By Order of the Board

China Mobile Limited

Wong Wai Lan, Grace

Company Secretary

14 April 2020

Notes:

1.

Any member entitled to attend and vote at the annual general meeting is entitled to appoint one or, if he is the holder of two or more shares, more proxies to attend and, on a poll, vote in his stead. A proxy need not be a member of the Company.

2.

In order to be valid, a form of proxy together with the power of attorney or other authority (if any) under which it is signed, or a notarially certified copy thereof, must be deposited at the Company’s registered office at 60/F, The Center, 99 Queen’s Road Central, Hong Kong at least 24 hours before the time for holding the annual general meeting. Completion and return of a form of proxy will not preclude a member from attending and voting in person if he is subsequently able to be present.

3.

The Board has recommended a final dividend of HK$1.723 per share for the year ended 31 December 2019 and, if such dividend is declared by the members passing resolution number 2, it is expected to be paid on or about Tuesday, 23 June 2020 to those shareholders whose names appear on the Company’s register of members on Friday, 29 May 2020. Shareholders should read the announcement issued by the Company on 19 March 2020 regarding the closure of register of members and the withholding and payment of enterprise income tax for non-resident enterprises in respect of the proposed 2019 final dividend.

4.

To ascertain shareholders’ eligibility to attend and vote at the annual general meeting, the register of members of the Company will be closed from Thursday, 14 May 2020 to Wednesday, 20 May 2020 (both days inclusive), during which period no transfer of shares in the Company will be effected. In order to be entitled to attend and vote at the annual general meeting, all transfers, accompanied by the relevant share certificates, must be lodged with the Company’s share registrar, Hong Kong Registrars Limited, at Shops 1712–1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong, not later than 4:30 p.m. on Wednesday, 13 May 2020.

To ascertain shareholders’ entitlement to the proposed final dividend upon passing resolution number 2, the register of members of the Company will be closed from Wednesday, 27 May 2020 to Friday, 29 May 2020 (both days inclusive), during which period no transfer of shares in the Company will be effected. In order to qualify for the proposed final dividend, all transfers, accompanied by the relevant share certificates, must be lodged with the Company’s share registrar, Hong Kong Registrars Limited, at Shops 1712–1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong, not later than 4:30 p.m. on Tuesday, 26 May 2020.

5.

Concerning resolution number 6 above, the Board wish to state that the Board will exercise the powers conferred thereby to buy back shares of the Company in circumstances which they deem appropriate for the benefit of the shareholders. The explanatory statement containing the information necessary to enable the shareholders to make an informed decision on whether to vote for or against the resolution to approve the buy-back by the Company of its own shares, as required by the Listing Rules, is set out in a separate circular to be despatched to shareholders together with the 2019 Annual Report.

6.

Concerning resolution number 9 above, a summary of the principle terms of the Share Option Scheme and other information required by the Listing Rules are set out in a separate circular titled “Proposed Adoption of Share Option Scheme” to be despatched to shareholders together with the 2019 Annual Report.

7.

In light of the epidemic situation of COVID-19 and to safeguard shareholders’ health and safety, shareholders may consider appointing the chairman of the annual general meeting as his/her proxy to vote on the resolutions, instead of attending the annual general meeting in person.

As at the date of this announcement, the Board of Directors of the Company comprises Mr. Yang Jie, Mr. Wang Yuhang and Mr. Dong Xin as executive directors and Dr. Moses Cheng Mo Chi, Mr. Paul Chow Man Yiu, Mr. Stephen Yiu Kin Wah and Dr. Yang Qiang as independent non-executive directors.